To  the Shareholders and Board of Directors
Freshstart Venture Capital Corp.

We have examined the financial statements of Freshstart Venture Capital Corp. (the "Company") for the year ended May 31, 1998 and have issued our report thereon dated July 16, 1998. As a part of our examination, we made a study and evaluation of the Company's system of internal accounting control (which includes the procedures for safeguarding securities) to the extent we considered necessary to evaluate the system as required by generally accepted auditing standards. The purpose of our study and evaluation was to determine the nature, timing, and extent of the auditing procedures necessary for expressing an opinion on the Company's financial statements. Our study and evaluation was more limited than would be necessary to express an opinion on the system of internal accounting control taken as a whole.

The management of Freshstart Venture Capital Corp. is responsible for establishing and maintaining a system of internal accounting control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of a system are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles. Because of inherent limitation in any system of internal accounting control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the system to future periods is subject to the risk that procedures may become inadequate because of changes in conditions or that the degree of compliance with the procedures may deteriorate.

Our study and evaluation, made for the limited purpose described in the first paragraph, would not necessarily disclose all material weaknesses in the system that may have existed as of May 31, 1998. Accordingly, we do not express an opinion on the system of internal accounting control of Freshstart Venture Capital Corp. taken as a whole. However, our study and evaluation disclosed no condition that we believed to be a material weakness as of May 31, 1998.

This report is intended solely for the use of management and the SEC, and should not be used for any other purpose.

New York, New York
July 16, 1998






Michael C. Finkelstein
Certified Public Accountant